EXHIBIT 1

                               RECENT DEVELOPMENTS

         The information included in this section supplements the information about Mexico corresponding to the headings below that is contained in Exhibit D and Exhibit E to Mexico's annual report on Form 18-K, as amended, for the fiscal year ended December 31, 2001. The information contained in this section under "--Principal Sectors of the Economy--Petroleum and Petrochemicals--Petroleum Workers' Union" replaces the information contained in the section "--Petroleum Workers' Union" in Exhibit D to Mexico's annual report on Form 18-K, as amended, for the fiscal year ended December 31, 2001, in its entirety. To the extent that the information included in this "Recent Developments" section differs from the information set forth in the annual report, you should rely on the information in this section.

The Economy

Gross Domestic Product

         According to preliminary figures, in the third quarter of 2002, Gross Domestic Product ("GDP") increased by 1.8% in real terms, as compared with the same period of 2001. The electricity, gas and water sector grew by 4.1%, the financial services, insurance and real estate sector grew by 3.9%, the transportation, storage and communications sector grew by 3.5%, and the commerce, hotels and restaurants sector grew by 1.9%, each in real terms. The construction sector, the agriculture, livestock, fishing and forestry sector and the community, social and personal services sector each grew by 1.6%, and the manufacturing sector grew by 0.2%, each in real terms. The mining, petroleum and gas sector decreased by 0.6% in real terms.

         According to preliminary figures, GDP decreased by 0.3% in real terms in 2001, as compared with 2000. The financial services, insurance and real estate sector grew by 4.1%, the transportation, storage and communications sector grew by 2.8%, the agriculture, livestock, fishing and forestry sector grew by 2.5%, the electricity, gas and water sector grew by 1.7% and the community, social and personal services sector grew by 0.5%, each in real terms. The mining, petroleum and gas sector decreased by 0.6%, the commerce, hotel and restaurant sector decreased by 1.3%, the manufacturing sector contracted by 3.9% and the construction sector contracted by 4.5%, each in real terms.

Prices and Wages

         Inflation during the first ten months of 2002 was 4.40%, 0.53 percentage points higher than during the same period of 2001. Inflation during 2001 was 4.40%, as compared with 8.96% during 2000.

Interest Rates

         During the first 11 months of 2002, interest rates on 28-day Cetes averaged 7.10% and interest rates on 91-day Cetes averaged 7.45%, as compared with average rates on 28-day and 91-day Cetes of 11.76% and 12.67%, respectively, during the same period of 2001. On December 3, 2002, the 28-day Cetes rate was 6.37% and the 91-day Cetes rate was 6.99%.

         During 2001, interest rates on 28-day Cetes averaged 11.32% and interest rates on 91-day Cetes averaged 12.25%, as compared with average rates on 28-day Cetes and 91-day Cetes of 15.24% and 16.15%, respectively, during 2000.

Principal Sectors of the Economy

Petroleum and Petrochemicals

         Financial Results for First Nine Months of 2002

         Based on the preliminary consolidated results of Petroleos Mexicanos, the subsidiary entities (i.e., Pemex-Exploracion y Produccion, Pemex-Refinacion and Pemex-Gas y Petroquimica Basica) and the Pemex Project Funding Master Trust (excluding subsidiary companies), total sales revenues (net of the IEPS Tax) for the first nine months of 2002 amounted to Ps. 239.1 billion, a decrease of 7.9% from total sales revenues (net of the IEPS Tax) during the first nine months of 2001 of Ps. 259.7 billion. During the first nine months of 2002, the net loss of Petroleos Mexicanos, the subsidiary entities and the Pemex Project Funding Master Trust (excluding subsidiary companies), as calculated in accordance with Mexican GAAP (unaudited), amounted to Ps. 11.1 billion, as compared with a net loss during the first nine months of 2001 of Ps. 16.8 billion, subject to adjustment and audit. This decrease in loss was due primarily to a reduction in costs and expenses, which was partially offset by decreased domestic demand and lower domestic prices for petroleum and petrochemical products and a decrease in crude oil export volumes, as well as to the recognition in 2001 of the cumulative effect of the adoption by Petroleos Mexicanos of Mexican Accounting Bulletin C-2, Financial Instruments.

         During the first nine months of 2002, export sales by the subsidiary entities to P.M.I. Comercio Internacional, S.A. de C.V., Petroleos Mexicanos' marketing subsidiary, to its affiliates and to third parties increased by 4.2%, from Ps. 96.0 billion in the first nine months of 2001 to Ps. 100.0 billion in the first nine months of 2002, mainly due to an increase in the average price of crude oil exports. Domestic sales (net of the IEPS Tax) decreased by 15.0%, from Ps. 163.7 billion in the first nine months of 2002 to Ps. 139.1 billion in the first nine months of 2001.

         Petroleum Workers' Union

         The Petroleum Workers' Union represents approximately 79% of the work force of Petroleos Mexicanos and the Subsidiary Entities. The members of the Petroleum Workers' Union are PEMEX employees and they elect their own leadership from among their ranks. PEMEX's relationship with its employees is regulated by the Ley Federal del Trabajo (Federal Labor Law) and a collective bargaining agreement with the Petroleum Workers' Union. The collective bargaining agreement is subject to renegotiation every two years, although salaries are reviewed annually.

         Since the Petroleum Workers' Union was officially established in 1938, PEMEX has not experienced labor strikes, although it has experienced work stoppages for short periods of time. Recently, following an impasse in negotiations over salaries and a threat of a strike, on September 29, 2002, PEMEX and the Petroleum Workers' Union reached an agreement on a total salary increase of 7.3% (consisting of a 5.5% increase in wages and a 1.8% increase in benefits). PEMEX will pay this increase in wages and benefits to its workers, including retirees in accordance with the collective bargaining agreement, retroactively to August 1, 2002.

         In addition, the General Comptroller's Office of the Mexican Government ("SECODAM") recently announced an investigation into certain alleged improper diversions of federal monies by officials of the Petroleum Workers' Union. Following the change in presidential administrations, in 2001, SECODAM conducted an audit of PEMEX's operations in 2000 and previous years. In the audit, SECODAM identified a series of transactions between PEMEX and the Petroleum Workers' Union during 2000 which PEMEX believes involved illicit behavior. The transactions, allegations and related proceedings are described below.

         On January 21, 2002, SECODAM announced that it had submitted a criminal complaint to the Procuraduria General de la Republica (the Office of the Federal Attorney General) for the diversion of Ps. 1,580 million in federal monies from PEMEX to the Petroleum Workers' Union from March 2000 to October 2000. SECODAM has alleged that the agreements and payments were not properly made under applicable Mexican laws and government regulations.

         In addition, the Federal Attorney General has filed charges against certain former officers of PEMEX charging them with exceeding the scope of their corporate powers in executing the several transactions under investigation. On March 20, 2002, Petroleos Mexicanos filed three criminal complaints with the Federal Attorney General requesting prosecution principally of the former Director General, Corporate Management Director and Chief Financial Officer for acting illegally, outside the scope of their corporate powers and without the consent of PEMEX's board of directors, PEMEX's general counsel or the Mexican Government to illegally divert to the Petroleum Workers' Union and certain of its representatives a total of Ps. 1,660 million (which includes the Ps. 1,580 previously identified by SECODAM in its complaint). The former Director General resigned from PEMEX effective November 30, 2000, concurrent with President Fox's appointment of a new Director General. The former Corporate Management Director and Chief Financial Officer ended their affiliation with PEMEX in February 2001 as a result of the change in administration following the appointment of the new Director General. If the former officers or any other parties are found guilty, Mexican law requires the court to order restitution to PEMEX for the improperly diverted amounts. To date, PEMEX has not sought restitution from the Petroleum Workers' Union, because the Petroleum Workers' Union has not been identified as a criminal defendant in its own right.

         In May 2002, a Mexican federal judge issued arrest warrants against certain former officers of Petroleos Mexicanos (including the former Director General, Corporate Management Director and Chief Financial Officer) for their embezzlement and unlawful use of their corporate powers and privileges. On July 1, 2002, the former Director General elected to surrender himself to U.S. federal authorities in Texas instead of federal authorities in Mexico. The Mexican Government has formally requested that the U.S. authorities extradite the former Director General to Mexico.

         On September 10, 2002, the Federal Attorney General submitted a request to the Mexican Congress that it remove the legislative immunity from prosecution of a senator who is a member of the board of directors of Petroleos Mexicanos as a representative of the Petroleum Workers' Union, as well as the legislative immunity of a federal congressman and of a state representative. If the Mexican Congress strips these individuals of their legislative immunity, the Federal Attorney General will be able to proceed with their criminal prosecution for their participation in the illegal diversion of PEMEX funds.

Financial System

Central Bank and Monetary Policy

         At November 29, 2002, the monetary base totaled Ps. 227.5 billion, as compared to Ps. 225.6 billion at December 31, 2001. Banco de Mexico estimates that the monetary base will total approximately Ps. 248.1 billion at December 31, 2002, a 10.0% increase from the level at December 31, 2001.

         Banco de Mexico utilizes the "short" mechanism as its principal monetary policy instrument. Banco de Mexico increased the "short" on December 6, 2002, from Ps. 400 million to Ps. 475 million. The increase in the "short" was in response to internal and external factors that could have threatened the achievement of the inflation target for 2003.

The Securities Market

         At October 31, 2002, the Stock Market Index stood at 5,967.73 points, representing a 6.4% decrease in nominal peso terms and a 10.3% decrease in real peso terms from the level at December 31, 2001.

External Sector of the Economy

Foreign Trade

         During the first nine months of 2002, Mexico registered a trade deficit of U.S. $4,559 million as compared with a trade deficit of U.S. $5,755 million for the same period of 2001. Merchandise exports remained substantially level during the first nine months of 2002, at U.S. $119,465 million, as compared with U.S. $119,429 million in the first nine months of 2001. During the first nine months of 2002, petroleum exports increased by 3.4% and non-petroleum exports decreased by 0.3%, in each case as compared with the same period of 2001. Exports of manufactured goods, which represented 88.5% of total merchandise exports, decreased by 0.1% during the first nine months of 2002, as compared with the same period of 2001. Total imports were U.S. $124,024 million during the first nine months of 2002, a 0.9% decrease as compared with the same period of 2001. Imports of intermediate goods decreased by 0.7%, imports of capital goods decreased by 7.7% and imports of consumer goods increased by 5.8% during the first nine months of 2002, each as compared with the first nine months of 2001.

Balance of International Payments

         According to preliminary figures, during the first nine months of 2002, Mexico's current account registered a deficit of 2.0% of GDP or U.S. $9,460 million. The capital account surplus for the same period totaled U.S. $14,692 million. During the first three quarters of 2002, net foreign investment totaled U.S. $6,446 million, and was comprised of direct foreign investment totaling U.S. $9,028 million and net portfolio investment (including securities placed abroad) outflows totaling U.S. $2,582 million.

         At December 31, 2001, Mexico's international reserves totaled U.S. $40,880 million, as compared to U.S. $33,555 million at December 29, 2000. The net international assets of Banco de Mexico totaled U.S. $44,857 million at December 31, 2001, as compared to U.S. $35,629 million at December 29, 2000. At November 29, 2002, Mexico's international reserves totaled U.S. $45,239 million, an increase of U.S. $4,359 million from the level at December 31, 2001. The net international assets of Banco de Mexico totaled U.S. $46,897 million at November 29, 2002, reflecting an increase of U.S. $2,040 million from the level at December 31, 2001.

Exchange Controls and Foreign Exchange Rates

         During 2001, the average peso/U.S. dollar exchange rate was Ps. 9.3395 = U.S. $1.00. The peso/U.S. dollar exchange rate established by Banco de Mexico on December 5, 2002 (to take effect on the second business day thereafter) was Ps. 10.2452 = U.S. $1.00.

Public Finance

2002 Budget and Fiscal Package

         The results for 2000 and 2001 and the revised budget assumptions and targets for 2002 are set forth below.


                   2000, 2001 and First Half of 2002 Results;
                       2002 Budget Assumptions and Targets

                                                                                                      First Half of
                                                  2000 Results    2001 Results(1)     2002 Budget     2002 Results(1)
                                                ---------------  ---------------   ---------------    ---------------
Real GDP growth (%)................................    6.6(1)         (0.3)             1.7                0.0
Increase in the national consumer
    price index (%)................................    9.0             4.4              4.5                2.6
Average export price of Mexican oil
    mix (U.S.$/barrel).............................   24.62           18.57            15.50              19.79
Current account deficit as % of GDP................    3.1(1)          2.9              3.4                2.1
Average exchange rate (Ps./$1.00)..................    9.456           9.339           10.1                9.284
Average rate on 28-day Cetes (%)...................   15.2            11.32             9.7                7.0
Public sector balance as % of GDP..................   (1.1)           (0.7)            (0.7)               0.8
Primary balance as % of GDP........................    2.6             2.6              2.7                4.1

-----------------------
(1)      Preliminary.
Source:  Ministry of Finance and Public Credit.

Revenues and Expenditures

         In accordance with the automatic adjustment mechanism contained in
Article 32 of the 2002 Budget, and in response to lower than projected revenues, the Government cut expenditures by Ps. 10.1 billion during the first quarter of 2002 in order to meet its fiscal targets for 2002. The Government did not cut expenditures in the second quarter or third quarter of 2002. However, further expenditure reductions could be required if revenues were to deteriorate.

         According to preliminary figures, the public sector registered an overall surplus of Ps. 13.3 billion in nominal pesos in the third quarter of 2002, and the primary balance registered a surplus of Ps. 167.7 billion in nominal pesos, 2.8% lower in real terms when compared to the same period of 2001.

Public Debt

         At September 27, 2002, the gross internal debt of the Government totaled U.S. $74.82 billion. Outstanding gross external debt decreased by approximately U.S. $1.45 billion in the first three quarters of 2002, from U.S. $80.34 billion at December 31, 2001, to U.S. $78.89 billion at September 30, 2002. Of the total external debt at September 30, 2002, U.S. $74.67 billion represented long-term debt and U.S. $4.22 billion represented short-term debt.

                      TABLES AND SUPPLEMENTARY INFORMATION

                          PUBLIC DEBT OF THE GOVERNMENT

                        I. DIRECT DEBT OF THE GOVERNMENT

                Table III. Funded External Debt at June 28, 2002

                                B. Post-1917 Debt

                          Bond Issues at June 28, 2002

                                                                                       Original      Principal
                                  Coupon       Date of      Maturity                   Principal       Amount
Title                               (%)        Issue         Date      Currency(1)      Amount      Outstanding    Remarks
---------------------------    -----------  ----------    ----------   ----------     -----------  -------------  ---------
                                                                                           (in thousands)
Bonds of the United Mexican
   States for Economic
   Development
   16 1/2% Loan Stock 2008          16 1/2     Sep. 1981    Sep. 2008      STG            50,000          46,691    (4)
Collateralized Fixed Rate Bonds
   Due 2019 ("Par Bonds")
   USD Par Series A                  6.25      March 1990   Dec. 2019      USD         6,211,456       1,494,341    (5)
   USD Par Series B                  6.25      March 1990   Dec. 2019      USD        11,633,362       4,158,173    (5)
   DGU Par Series                    5.31      March 1990   Dec. 2019    (euro)          332,470           7,988    (5)
   DMK Par Series                    5.01      March 1990   Dec. 2019    (euro)        2,587,766         415,196    (5)
   LRA Par Series                    10.75     March 1990   Dec. 2019    (euro)          954,751         507,523  (5)(6)(7)
   SSF Par Series                    3.75      March 1990   Dec. 2019      SF            351,364           5,052  (5)(7)
Floating Rate Bonds Due 2005
   ("New Money Bonds")             Variable    March 1990  March 2005      USD           173,761          41,025    (8)
Guaranteed Floating Rate Bonds
   Due 2010                        Variable     June 1990   June 2010      USD            78,040          76,466    (9)
8.50% Notes due September 15,
   2002                              8.50       Sep. 1992   Sep. 2002      USD           250,000         250,000
Interest-Only Notes due 2008       Variable     Jan. 1996   Mar. 2008      USD           499,547         239,782   (12)
10.375% DM Notes due 2003           10.375      Jan. 1996   Jan. 2003      DM          1,500,000       1,500,000   (11)
11.50% Global Bonds due 2026         11.50       May 1996    May 2026      USD         1,750,000       1,750,000
6.75% Yen Notes due 2006             6.75       June 1996   June 2006     (Y)        100,000,000     100,000,000
DM Step-Up Puttable Notes due
   2004                           10.875-8.125  Sep. 1996   Sep. 2004      DM          1,000,000       1,000,000   (11)
11.375% Global Bonds due 2016       11.375      Sep. 1996   Sep. 2016      USD         1,000,000       1,000,000
5.0% Yen Notes due 2002               5.0       Sep. 1996   Sep. 2002     (Y)         50,000,000      50,000,000   (11)
5.0% Yen Notes due 2002               5.0       Sep. 1996   Sep. 2002     (Y)         20,000,000      20,000,000
Notes due 2004                    10.875-8.125  Oct. 1996   Sep. 2004      DM            500,000         500,000   (11)
Notes due 2003                       9.579      Dec. 1996   Dec. 2003      USD           500,000         500,000   (13)
Notes due 2007                       9.875      Jan. 1997   Jan. 2007      USD         1,000,000       1,000,000
Notes due 2007                       9.125      Feb. 1997   Feb. 2007      LRA       500,000,000     500,000,000   (11)
DM Bonds of 1997/2009                8.250      Feb. 1997   Feb. 2009      DM          1,000,000       1,000,000   (11)
Bonds of 1997/2009                   9.80       Feb. 1997   Feb. 2009      USD           269,650         269,650
Yen Notes due 2004                   4.000      Mar. 1997   Mar. 2004     (Y)         50,000,000      50,000,000
Notes due 2017                       11.0        May 1997    May 2017      LRA       500,000,000     500,000,000   (11)
9 7/8% Global Bonds due 2007         9.875      June 1997   Jan. 2007      USD           500,000         500,000
DM Bonds of 1997/2008                 8.0       July 1997   July 2008      DM            750,000         750,000   (11)
Notes due 2004                       8.375      July 1997   July 2004      LRA       500,000,000     500,000,000   (11)
Notes due 2003                       7.00       Oct. 1997   June 2003      C$            500,000         500,000
Notes due 2004                       7.625      Oct. 1997   Oct. 2004    (euro)          400,000         400,000   (11)
8.625% Global Bonds due 2008         8.625      Mar. 1998   Mar. 2008      USD         1,000,000       1,000,000
Step-Down Notes due 2013          10.0-7.375    Apr. 1998    Apr 2013      LRA       750,000,000     750,000,000   (11)
Floating Rate Notes due 2003       Variable     June 1998   June 2003    (euro)           92,978          92,978   (11)
Notes due 2005                       8.265      June 1998   June 2005      USD           475,000         475,000   (13)
Global Bonds due 2009               10.375      Feb. 1999   Feb. 2009      USD         1,000,000       1,000,000   (14)
Notes due 2009                      10.375      Apr. 1999   Feb. 2009      USD           500,000         500,000
Floating Rate Notes due 2004       Variable     Apr. 1999   Apr. 2004    (euro)          372,913         372,913   (11)
Notes due 2005                       9.75       Apr. 1999   Apr. 2005      USD         1,000,000       1,000,000
Notes due 2006                       7.375      July 1999   July 2006    (euro)          400,000         400,000   (11)
11.375% Global Bonds due 2016       11.375      Aug. 1999   Sep. 2016      USD           400,000         400,000
Global Bonds due 2009               10.375      Oct. 1999   Feb. 2009      USD           425,000         425,000
Yen Notes due 2003                   3.00       Nov. 1999   Nov. 2003     (Y)         30,000,000      30,000,000
Notes due 2010                       9.875      Jan. 2000   Feb. 2010      USD         1,500,000       1,500,000
Notes due 2010                       9.875      Mar. 2000   Feb. 2010      USD           500,000         500,000
Global Bonds due 2016               11.375      Feb. 2000  Feb.  2016      USD           994,641         994,641
Global Bonds due 2010                 7.5       Mar. 2000   Feb. 2010    (euro)        1,000,000       1,000,000   (11)
Notes due 2008                       8.625      Apr. 2000   Mar. 2008      USD           500,000         500,000
Yen Notes due 2005                   2.60       May. 2000   May. 2005     (Y)         50,000,000      50,000,000
Notes due 2006                        8.5       Aug. 2000   Feb. 2006      USD         1,500,000       1,500,000
Yen Notes due 2004                   2.25       Sep. 2000   Sep. 2004     (Y)         50,000,000      50,000,000
Notes due 2011                       8.375      Jan. 2001   Jan. 2011      USD         1,500,000       1,500,000
Notes due 2008                       7.375      Mar. 2001   Mar. 2008    (euro)          750,000         750,000   (11)
Notes due 2019                       8.125      Mar. 2001   Dec. 2019      USD         3,300,000       3,300,000
Notes due 2011                       8.375       May 2001   Jan. 2011      USD         1,000,000       1,000,000
Notes due 2031                       8.300      Aug. 2001    Aug.2031      USD         1,500,000       1,500,000
Notes due 2031                       8.300      Dec. 2001    Aug.2031      USD         1,000,000       1,000,000
Notes due 2012                       7.500      Jan. 2002   Jan. 2012      USD         1,500,000       1,500,000

                      TABLES AND SUPPLEMENTARY INFORMATION

                          PUBLIC DEBT OF THE GOVERNMENT

                        I. DIRECT DEBT OF THE GOVERNMENT

              Table III. Funded External Debt at December 31, 2001

                                B. Post-1917 Debt

                        Bond Issues at December 31, 2001

                                                                                       Original      Principal
                                  Coupon       Date of      Maturity                   Principal       Amount
Title                               (%)        Issue         Date      Currency(1)      Amount      Outstanding    Remarks
---------------------------    -----------    ----------   ----------   ----------     -----------  -------------  ---------
                                                                                           (in thousands)
Bonds of the United Mexican
   States for Economic
   Development
   16 1/2% Loan Stock 2008          16 1/2      Sep. 1981   Sep. 2008      STG            50,000          46,705    (4)
Collateralized Floating Rate
   Bonds Due 2019 ("Discount
   Bonds)
   USD Discount Series B           Variable    March 1990   Dec. 2019      USD         2,476,107         153,129    (5)
   USD Discount Series C           Variable    March 1990   Dec. 2019      USD         2,476,117         106,426    (5)
   USD Discount Series D           Variable    March 1990   Dec. 2019      USD         4,067,627         589,073    (5)
Collateralized Fixed Rate Bonds
   Due 2019 ("Par Bonds")
   USD Par Series A                  6.25      March 1990   Dec. 2019      USD         6,211,456       1,494,341    (5)
   USD Par Series B                  6.25      March 1990   Dec. 2019      USD        11,633,362       4,169,215    (5)
   DGU Par Series                    5.31      March 1990   Dec. 2019      DFL           332,470           7,070    (5)
   DMK Par Series                    5.01      March 1990   Dec. 2019      DM          2,587,766         367,784    (5)
   LRA Par Series                    10.75     March 1990   Dec. 2019    USD(6)          954,751         450,234  (5)(6)(7)
   SSF Par Series                    3.75      March 1990   Dec. 2019      SF            351,364           3,044  (5)(7)
Floating Rate Bonds Due 2005
   ("New Money Bonds")             Variable    March 1990  March 2005      USD           173,761          47,864    (8)
Guaranteed Floating Rate Bonds
   Due 2010                        Variable     June 1990   June 2010      USD            78,040          76,466    (9)
8.50% Notes due September 15,
   2002                              8.50       Sep. 1992   Sep. 2002      USD           250,000         250,000
Interest-Only Notes due 2008       Variable     Jan. 1996   Mar. 2008      USD           499,547         259,764   (12)
10.375% DM Notes due 2003           10.375      Jan. 1996   Jan. 2003      DM          1,500,000       1,500,000   (11)
6.0% Yen Notes due 2002               6.0       Mar. 1996   Mar. 2002     (Y)         40,000,000      40,000,000   (11)
11.50% Global Bonds due 2026         11.50       May 1996    May 2026      USD         1,750,000       1,750,000
6.75% Yen Notes due 2006             6.75       June 1996   June 2006     (Y)        100,000,000     100,000,000
DM Step-Up Puttable Notes due
   2004                           10.875-8.125  Sep. 1996   Sep. 2004      DM          1,000,000       1,000,000   (11)
11.375% Global Bonds due 2016       11.375      Sep. 1996   Sep. 2016      USD         1,000,000       1,000,000
5.0% Yen Notes due 2002               5.0       Sep. 1996   Sep. 2002     (Y)         50,000,000      50,000,000   (11)
5.0% Yen Notes due 2002               5.0       Sep. 1996   Sep. 2002     (Y)         20,000,000      20,000,000
Notes due 2004                    10.875-8.125  Oct. 1996   Sep. 2004      DM            500,000         500,000   (11)
Notes due 2003                       9.579      Dec. 1996   Dec. 2003      USD           500,000         500,000   (13)
Notes due 2007                       9.875      Jan. 1997   Jan. 2007      USD         1,000,000       1,000,000
Notes due 2007                       9.125      Feb. 1997   Feb. 2007      LRA       500,000,000     500,000,000   (11)
DM Bonds of 1997/2009                8.250      Feb. 1997   Feb. 2009      DM          1,000,000       1,000,000   (11)
Bonds of 1997/2009                   9.80       Feb. 1997   Feb. 2009      USD           269,650         269,650
Yen Notes due 2004                   4.000      Mar. 1997   Mar. 2004     (Y)         50,000,000      50,000,000
Yen Notes due 2002                    3.1       Apr. 1997   Apr. 2002     (Y)        100,000,000     100,000,000
Notes due 2017                       11.0        May 1997    May 2017      LRA       500,000,000     500,000,000   (11)
Notes due 2002                       8.75        May 1997    May 2002      STG           300,000         300,000   (11)
9 7/8% Global Bonds due 2007         9.875      June 1997   Jan. 2007      USD           500,000         500,000
DM Bonds of 1997/2008                 8.0       July 1997   July 2008      DM            750,000         750,000   (11)
Notes due 2004                       8.375      July 1997   July 2004      LRA       500,000,000     500,000,000   (11)
Notes due 2003                       7.00       Oct. 1997   June 2003      C$            500,000         500,000
Notes due 2004                       7.625      Oct. 1997   Oct. 2004    (euro)          400,000         400,000   (11)
8.625% Global Bonds due 2008         8.625      Mar. 1998   Mar. 2008      USD         1,000,000       1,000,000
Step-Down Notes due 2013          10.0-7.375    Apr. 1998    Apr 2013      LRA       750,000,000     750,000,000   (11)
Floating Rate Notes due 2003       Variable     June 1998   June 2003    (euro)           92,978          92,978   (11)
Notes due 2005                       8.265      June 1998   June 2005      USD           475,000         475,000   (13)
Global Bonds due 2009               10.375      Feb. 1999   Feb. 2009      USD         1,000,000       1,000,000   (14)
Notes due 2009                      10.375      Apr. 1999   Feb. 2009      USD           500,000         500,000
Floating Rate Notes due 2004       Variable     Apr. 1999   Apr. 2004      USD           500,000         500,000
Floating Rate Notes due 2004       Variable     Apr. 1999   Apr. 2004    (euro)          372,913         372,913   (11)
Notes due 2005                       9.75       Apr. 1999   Apr. 2005      USD         1,000,000       1,000,000
Notes due 2006                       7.375      July 1999   July 2006    (euro)          400,000         400,000   (11)
11.375% Global Bonds due 2016       11.375      Aug. 1999   Sep. 2016      USD           400,000         400,000
Global Bonds due 2009               10.375      Oct. 1999   Feb. 2009      USD           425,000         425,000
Yen Notes due 2003                   3.00       Nov. 1999   Nov. 2003     (Y)         30,000,000      30,000,000
Notes due 2010                       9.875      Jan. 2000   Feb. 2010      USD         1,500,000       1,500,000
Notes due 2010                       9.875      Mar. 2000   Feb. 2010      USD           500,000         500,000
Global Bonds due 2016               11.375      Feb. 2000  Feb.  2016      USD           994,641         994,641
Global Bonds due 2010                 7.5       Mar. 2000   Feb. 2010    (euro)        1,000,000       1,000,000   (11)
Notes due 2008                       8.625      Apr. 2000   Mar. 2008      USD           500,000         500,000
Yen Notes due 2005                   2.60       May. 2000   May. 2005     (Y)         50,000,000      50,000,000
Notes due 2006                        8.5       Aug. 2000   Feb. 2006      USD         1,500,000       1,500,000
Yen Notes due 2004                   2.25       Sep. 2000   Sep. 2004     (Y)         50,000,000      50,000,000
Notes due 2011                       8.375      Jan. 2001   Jan. 2011      USD         1,500,000       1,500,000
Notes due 2008                       7.375      Mar. 2001   Mar. 2008    (euro)          750,000         750,000   (11)
Notes due 2019                       8.125      Mar. 2001   Dec. 2019      USD         3,300,000       3,300,000
Notes due 2011                       8.375       May 2001   Jan. 2011      USD         1,000,000       1,000,000
Notes due 2031                       8.300      Aug. 2001   Aug. 2031      USD         1,500,000       1,500,000
Notes due 2031                       8.300      Dec. 2001   Aug. 2031      USD         1,000,000       1,000,000